Exhibit 4.4

First Amendment to Voting Agreement

This First Amendment to Voting Agreement (this “Agreement”) is effective as of October 30, 2018 and shall amend, subject to the terms and conditions contained herein, the Voting Agreement (the “Voting Agreement”) which was effective as of June 27, 2018 and was made by and among (i) BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (the “Company”), (ii) CVC Beacon LP, a Delaware limited partnership (the “CVC Stockholder”), (iii) Green Equity Investors V, L.P., a Delaware limited partnership (“LGP V”), (iv) Green Equity Investors Side V, L.P., a Delaware limited partnership (“LGP Side V”) and (v) Beacon Coinvest LLC, a Delaware limited liability company (together with LGP V and LGP Side V, collectively, the “LGP Stockholders” and, together with the CVC Stockholder, the “Principal Stockholders” and each a “Principal Stockholder”).

ARTICLE I.

AMENDMENTS

Section 1.1 Amendments. Each Principal Stockholder and the Company hereby acknowledge and agree, in accordance with Section 4.3(a) of the Voting Agreement, that Section 2.1(a)(i) of the Voting Agreement is hereby amended such that the name “Christopher J. Stadler” shall be replaced and deleted from the Voting Agreement in the place in which it appears in such Section and shall be replaced with the name “Nishad Chande” in such place.

ARTICLE II.

MISCELLANEOUS

Section 2.1 Full Force and Effect. Except as expressly provided by this Agreement, the Voting Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and reaffirmed. Except as expressly set forth in this Agreement, no other terms and conditions of the Voting Agreement are hereby waived, amended, altered or otherwise modified and this Amendment shall for all purposes be deemed to constitute part of the Voting Agreement as such Voting Agreement existed on its date of effectiveness (including for purposes of Section 4.6 of the Voting Agreement).

Section 2.2 Other Sections. Sections 4.2, 4.4, 4.8, 4.9 and 4.10 of the Voting Agreement shall apply to this Agreement mutatis mutandis.

IN WITNESS HEREOF, the undersigned have executed this Agreement as of this 30th day of October, 2018.

BJ’S WHOLESALE CLUB HOLDINGS, INC.

By:	/s/ Graham N. Luce
Print:	Graham N. Luce
Title:	Senior Vice President, Secretary

Signature Page to First Amendment to Stockhholders Agreement

GREEN EQUITY INVESTORS V, L.P.

By: GEI Capital V, LLC, its general partner

By:	/s/ Andrew Goldberg
Print:	Andrew Goldberg
Title:	Vice President, General Counsel

GREEN EQUITY INVESTORS SIDE V, L.P.

By: GEI Capital V, LLC, its general partner

By:	/s/ Andrew Goldberg
Print:	Andrew Goldberg
Title:	Vice President, General Counsel

BEACON COINVEST LLC

By:	/s/ Andrew Goldberg
Print:	Andrew Goldberg
Title:	Vice President, General Counsel

Signature Page to First Amendment to Stockhholders Agreement

CVC BEACON LP

By: CVC Beacon GP LLC, its general partner

By:	/s/ Cameron Breitner
Print:	Cameron Breitner
Title:	President

Signature Page to First Amendment to Stockhholders Agreement